Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Prudential Investment Portfolios 9:

We consent to the reference to our firm under the heading “Other Service Providers” in the Statement of Additional Information.

New York, New York

March 25, 2011